UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNIVERSAL DOMAINS INCORPORATED
(Exact name of small business issuer as specified in its charter)

Canadian Federal (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

Suite 502 - 828 Howe Street, Vancouver, British Columbia V6Z 1R3
(Address of principal executive offices)

(604) 646-1075
(Issuer's Telephone Number, including Area Code)

Universal Domains Incorporated 2003 Consultant Stock Plan
(Full Title of the Plan)

Copies of all communications to:
David Smalley
Fraser and Company
Suite 1200 - 999 West Hastings Street
Vancouver, British Columbia V6C 2W2
(604) 669-5244

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	17,300,000	$0.04	$692,000	$63.66

(1)   Consists of shares to be issued pursuant to the 2003 Consultant Stock Plan.

(2)   Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 21, 2003, as reported on the NASD OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I as to plan information will be sent or given to employees as specified by Rule 428(b)(1), and are not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)  our latest report on Form 6-K filed with the Securities and Exchange Commission on October 23, 2002 and December 23, 2002;

(b)  our Form 20-F for the fiscal year ending December 31, 2001, filed August 19, 2002;

(c)  all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2002; and

(d)  all other reports (and documents) filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

A description of our securities is contained in our Form 20-F for the fiscal year ending December 31, 2001, filed August 19, 2002.

Item 5. Interests of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company's Bylaws contain an indemnification provision that limits the officers and directors' personal liability to the Company or any of its stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity, a copy of the Company's Bylaws is attached as Exhibit 1(iv) to Form 20-F. A person specifically covered by the indemnification provision in the Company's Bylaws shall still be liable to the extent provided by applicable law for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law. The Company anticipates that it will enter into indemnification agreements with each of its directors and executive officers pursuant to which the Company agrees to indemnify each such director and executive officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such director and officer in connection with any criminal or civil action brought or threatened against such director or officer by reason of such person being or having been an officer or director of the Company. In order to be entitled to indemnification by the Company, such person must have acted honestly, in good faith, and in a manner such officer or director believed to be in the best interests of the Company. With respect to criminal actions, the Company's officers and directors are entitled to indemnification if they had no reasonable grounds to believe their conduct was unlawful. The Corporation shall also indemnify its officers and directors in such other circumstances that the Canadian Business Corporations Act permits or requires. IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

4.1  -  2003 Consultant Stock Plan

5.1  -  Opinion of Fraser and Company

23.1  -  Consent of Fraser and Company

23.2  -  Consent of Independent Public Accountant

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies it has reasonable grounds to believe that the Company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on April 22, 2003.

UNIVERSAL DOMAINS INCORPORATED,
a Canadian Federal corporation

/s/ Alan Brown
Alan Brown
President, Director and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 2003, who are the directors of the registrant's board of directors and who shall administer and enforce the 2003 Consultant Stock Plan for Universal Domains Incorporated.

Signature and Title

/s/ Cory Mitchell
Cory Mitchell
Director

/s/ Kym McConachy
Kym McConachy
Director